Exhibit 3.4

P10000068160

(Requestor's Name)

(Address)

(Address)

(City/State/Zip/Phone #)

☐ PICK-UP ☐ WAIT ☐ MAIL

(Business Entity Name)

(Document Number)

Certified Copies _______ Certificates of Status _______

Special Instructions to Filing Officer:

Office Use Only

300272352143

05/01/15--01007--020 **52.50

FILED
15 MAY -1 PM 12:00
OF STATE
TALLAHASSEE, FLORIDA

Amend
5/7/15
DC

COVER LETTER

TO: Amendment Section
Division of Corporations

NAME OF CORPORATION: INTEGRATED FREIGHT CORPORATION

DOCUMENT NUMBER: P10000068160

The enclosed *Articles of Amendment* and fee are submitted for filing. Please return all correspondence concerning this matter to the following:

Henry P. Hoffman
Name of Contact Person

1806 Pass A Grille Way, #3
1806Address

St. Pete Beach, FL 33706
City/ State and Zip Code

hankhoffman73@yahoo.com
~~E-mail address: (to be used for future annual report notification)~~ For further information concerning this matter, please call:

Jackson L. Morris	(813) 892-5969
Name of Contact Person	Area Code & Daytime Telephone Number

Enclosed is a check for the following amount made payable to the Florida Department of State:

☑ $35 Filing Fee	☐ $43.75 Filing Fee & Certificate of Status	☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)	☒ $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address	Street Address
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	Clifton Building
Tallahassee, FL 32314	2661 Executive Center Circle
	Tallahassee, FL 32301

FILED
15 MAY - 1 PM 12:00
TALLAHASSEE, FLORIDA

Articles of Amendment
To
Articles of Incorporation
Of
INTEGRATED FREIGHT COPORATION
Document Number: P10000068160

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

E.  Amending Articles

Articles IV Shares

The authorized shares of the Corporation are:

Two Billion (2,000,000,000) Shares of Common stock, $0.001 par value per share; and

Ninety Million (90,000,000) Shares of Series A Preferred Stock, each share of which will have par value of $0.005, liquidation without preference in pari passu with Common Stock, no right to vote, no dividend, a right to convert at the option of the holder at any time into one share of Common Stock, a right to convert at the option of the Corporation beginning two years after issue into one share of Common Stock, non-assignable and non-transferrable; and

Three Hundred Million (300,000,000) Shares of Preferred Stock of which the board of directors may determine in accordance with §607.0602, Fla. Stat., in whole or in part and from time to time, the preferences, limitations, and relative rights (within the limits set forth in §607.0601, Fla. Stat.) the class of shares or series of shares within a class before the issuance of any shares of that class or series, the distinguished designation of each class or series; provided that all shares of a series must have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, of those of other series of the same class, and provided, further, that before issuing any shares of a class or series created under this section, the corporation must deliver to the Department of State for filing articles of amendment as provided in §607.0602, Fla. Stat., which shall be effective without shareholder action.

The date of adoption of the amendment is January 29, 2015.

Adoption of Amendment(s):  The amendment(s) was/were adoption by the board of directors without shareholder action and shareholder action was not required.

Dated:  January 29, 2015

/s/ David N. Fuselier, CEO
David N. Fuselier